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National Cooperative Bank

2011 Crystal Drive

Suite, 800

Arlington, VA 22202

February 6, 2018

RBS Commercial Funding, Inc. as Depositor

600 Washington Blvd.

Stamford, CT 06901

RE:      Annual Statement as to Compliance

            WFRBS 2013 C13

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2013-C13, as an authorized officer of National Cooperative Bank, N.A., formerly NCB, FSB (the “Co-op Special Servicer”), I hereby certify that:

a.       A review of the activities of the Co-op Special Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b.      To the best of my knowledge, based on these reviews, the Co-op Special Servicer has fulfilled all obligations under this agreement in all material respects throughout the Reporting Period.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2018.

Best regards,

/s/ Karyn Mann

Karyn Mann

Senior Vice President, Investor Compliance

National Cooperative Bank, N.A.